Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned acknowledges and agrees that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this foregoing shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledges that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that the undersigned knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated: November 15, 2022

Bpifrance Participations S.A.

By:	/s/ Sophie Paquin
Name:	Sophie Paquin
Title:	Director of Legal Affairs

Caisse des dépôts et consignations

By:	/s/ Laurence Giraudon
Name:	Laurence Giraudon
Title:	Chief Operating Officer, Finance and Operations Department, Asset Management Division

EPIC Bpifrance

By:	/s/ Sophie Paquin
Name:	Sophie Paquin
Title:	Director of Legal Affairs

Bpifrance S.A.

By:	/s/ Boubakar Dione
Name:	Boubakar Dione
Title:	Group Director of Legal Affairs